THE MARCUS CORPORATION REPORTS INCREASED FIRST QUARTER
REVENUES AND NET EARNINGS
Newly acquired theatres boost Marcus Theatres®performance to record level

Milwaukee, Wis., September 18, 2008….. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 28, 2008.

First Quarter Fiscal 2009 Highlights

•	Total revenues for the first quarter of fiscal 2009 were $120,371,000, a 7.3% increase from revenues of $112,141,000 for the first quarter of fiscal 2008.
•	Operating income was $23,947,000 for the first quarter of fiscal 2009, up 1.8% from operating income of $23,515,000 for the comparable prior period.
•	Net earnings were $12,433,000 for the first quarter of fiscal 2009, a 6.0% increase from net earnings of $11,731,000 for the same period in the prior year.
•	Net earnings per diluted common share increased 10.5% to $0.42 in the first quarter of fiscal 2009, compared to net earnings of $0.38 per diluted common share for the first quarter of fiscal 2008.

“We are pleased to report increased net earnings for the first quarter. Marcus Theatres was the primary contributor to the improved performance. The majority of our hotels had a very good summer, however, some weakness in the group business segment impacted our overall results for Marcus Hotels and Resorts,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres®

Marcus Theatres achieved record revenues and operating income in the fiscal 2009 first quarter, benefitting from an additional 83 screens at seven locations in Omaha and Lincoln, Neb. acquired from Douglas Theatres in April 2008.

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“We had an outstanding June and July at the box office, highlighted by the record performance of The Dark Knight. Weaker than expected film product this August, compared to August of 2007, kept us from finishing the first quarter as strong as anticipated. Television viewership of the Olympics and the Democratic National Convention also affected our August attendance,” said Marcus.

The top-performing movies in the first quarter were The Dark Knight, Wall-E, Hancock and Kung Fu Panda. “September has started slow, but as we head further into the fall season there are a number of films with good box-office potential. These include Eagle Eye, Body of Lies, High School Musical 3: Senior Year, Madagascar: Escape 2 Africa and the latest 007 Bond entry, Quantum of Solace,” said Marcus.

“We are encouraged by the additional growth opportunities that have developed in the Omaha market in the short time since we acquired the Douglas locations,” said Marcus. He said the company was selected to design and manage a five-screen, four-level upscale theatre and entertainment complex that is part of a Mutual of Omaha mixed-use urban development project in Omaha, Neb. The company also acquired 11 acres of vacant land in La Vista, a growing suburb of Omaha. This site will be banked for potential future development as are other sites the company has purchased in Madison and East Troy, Wis. and St. Cloud and Moorhead, Minn. A development in Frankfort, Ill. is also in the pipeline.

“We continue to invest in enhancing our existing facilities and in introducing the latest technology into our theatres. Our newest UltraScreen® will open on November 14 in Orland Park, Ill. In July, we announced plans for a major upgrade of the North Shore Cinema in Mequon, Wis. that includes adding a 68-foot-wide UltraScreen®, a Zaffiro’s family pizzeria and other renovations that will transform this movie theatre into a state-of-the-art entertainment complex,” said Marcus.

He noted that the company has now rolled-out digital 3D technology to 14 of its theatre locations. “With the highly anticipated film Bolt in Disney Digital 3D opening November 21 and eight to ten digital 3D films slated for calendar 2009, the future revenue potential for this format appears promising. In addition, 23 of our theatres are currently equipped to present alternate programming such as concerts and sporting events through our affiliation with a national digital broadcast network. For example, The Metropolitan Opera: Live in HD series

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returns to our theatres beginning September 22. The series, which brings live opera performances to the big screen, was a tremendous hit with audiences last season and has been expanded this year,” Marcus added.

Marcus Hotels and Resorts

“The majority of Marcus Hotels and Resorts’ company-owned properties reported increased revenue per available room (RevPAR) for the fiscal 2009 first quarter. Unfortunately, this was not enough to offset the decline in performance of our hotels that rely more heavily on group business. As a result, both revenues and operating income for our lodging division were slightly lower than in the first quarter of last year. Total RevPAR for company-owned properties decreased 1.0% for the quarter,” said Marcus.

“Early in the second quarter, our Milwaukee hotels benefited from Harley Davidson’s 105th Anniversary Celebration, but overall we continue to see near-term softness in our group business. This impacts some of our properties more than others, but is a concern that we are monitoring very closely. We will adjust our operating plans as needed in response to these challenges,” added Marcus.

Marcus noted that the division is providing preopening and technical services for the $22 million renovation of the Venturella Resort & Spa in Orlando, Fla., and will also manage the property when it reopens later in fiscal 2009. “We look forward to being a part of the dynamic Orlando market,” added Marcus.

“Consistent with our philosophy of continually remodeling and enhancing our existing properties for long-term growth, our fiscal 2009 capital expenditure plans include major projects at the Grand Geneva Resort & Spa in Lake Geneva, Wis. and the Hilton Milwaukee City Center. Our plans include the complete renovation of all of the guest rooms at both properties, along with several additional projects at each location,” added Marcus.

Summary

“The first quarter of fiscal 2009 highlighted the benefits of the diversity we have in our business. This quarter, the solid performance of Marcus Theatres helped to offset the soft business at some of our hotels. In past years, the performance of Marcus Hotels and Resorts has helped to compensate for challenges in the movie theatre industry. This diversification should continue to serve us well,” said Gregory S. Marcus, president of The Marcus Corporation.

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“We remain focused on those things we can control – maintaining a strong balance sheet, investing in new and existing properties, developing new concepts, leveraging technology and controlling operating expenses,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 18, 2008, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-3671 and entering the passcode 28950132. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 25, 2008 by dialing 1-888-286-8010 and entering the passcode 72921500. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 678 screens at 56 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota, Iowa and Nebraska, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with three additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) the successful integration of the Douglas Theatre Company theatres into our theatre circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	August 28, 2008	August 30, 2007
Revenues:
Rooms and telephone	$28,891	$29,239
Theatre admissions	42,519	37,072
Theatre concessions	21,203	18,244
Food and beverage	13,568	14,218
Other revenues	14,190	13,368

Total revenues	120,371	112,141
Costs and expenses:
Rooms and telephone	9,268	9,345
Theatre operations	33,275	28,852
Theatre concessions	5,308	4,578
Food and beverage	10,551	10,927
Advertising and marketing	5,889	5,340
Administrative	10,479	9,577
Depreciation and amortization	8,271	8,082
Rent	1,931	1,131
Property taxes	3,848	2,883
Preopening expenses	--	299
Other operating expenses	7,604	7,612

Total costs and expenses	96,424	88,626

Operating income	23,947	23,515
Other income (expense):
Investment income	361	367
Interest expense	(3,797)	(4,121)
Gain (loss) on disposition of property, equipment and other assets	(68)	56
Equity losses from unconsolidated joint ventures	(84)	(69)

	(3,588)	(3,767)

Earnings before income taxes	20,359	19,748
Income taxes	7,926	8,017

Net earnings	$12,433	$11,731

Net earnings per common share - diluted:	$0.42	$0.38
Weighted average shares outstanding - diluted	29,716	30,686

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	August 28, 2008	May 29, 2008
Assets:
Cash and cash equivalents	$12,823	$13,440
Accounts and notes receivable	16,619	18,870
Refundable income taxes	--	2,438
Deferred income taxes	1,348	1,327
Condominium units held for sale	6,947	6,947
Other current assets	7,877	6,205
Property and equipment, net	588,942	587,828
Other assets	83,850	84,593

Total Assets	$718,406	$721,648

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$16,160	$17,183
Income taxes	6,290	--
Taxes other than income taxes	13,543	12,819
Other current liabilities	34,583	30,670
Current maturities of long-term debt	31,919	31,922
Long-term debt	229,905	252,992
Deferred income taxes	32,396	32,889
Deferred compensation and other	25,845	25,680
Shareholders’ equity	327,765	317,493

Total Liabilities and Shareholders’ Equity	$718,406	$721,648

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended August 28, 2008
Revenues	$66,897	$53,197	$277	$120,371
Operating income (loss)	16,869	9,520	(2,442)	23,947
Depreciation and amortization	4,230	3,875	166	8,271
13 Weeks Ended August 30, 2007
Revenues	$57,897	$53,937	$307	$112,141
Operating income (loss)	15,384	10,233	(2,102)	23,515
Depreciation and amortization	3,753	4,151	178	8,082

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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